Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Connie Perrine
Chief Financial Officer
Omni Financial Services, Inc.
404-250-7745

Omni Financial Services to Delay Filing its Annual Report on Form 10-K

ATLANTA—April 1, 2008 -- Omni Financial Services, Inc. (NASDAQ: OFSI), the bank holding company for Omni National Bank, announced today that it will delay filing its Annual Report on Form 10-K because completion of the audit and financial statements for the year ended December 31, 2007 is subject to resolution of issues relating to certain valuation assertions in such financial statements.

The primary issue relates to documentation supporting valuation assertions of other real estate owned (“OREO”) held by the Company. The OREO was acquired through foreclosure of properties that collateralized loans in the Community Development Lending Division. The Company is working with its independent registered public accounting firm to resolve these issues but the timing of the resolution is currently unknown. These valuation assertions materially affect OREO and the provision for and the allowance for loan and lease losses, which in turn impacts both earnings and capital. Therefore, the Company cannot reliably quantify the results of operations for 2007.

Although the Company cannot quantify the results of operations, it expects to report a substantial net loss for the quarter and the year ended December 31, 2007. The loss relates to a significant increase in the provision for loan and lease losses; a decrease in net interest income resulting from an increase in non-performing loans; expenses for adjustments to the carrying value of OREO in certain markets; a $4.7 million goodwill impairment charge resulting from the decline in the market value of the Company’s stock as of December 31, 2007; recognition of a $550,000 “other than temporary” impairment of Federal Home Loan Mortgage preferred investment securities; and a charge of $450,000 related to a retirement agreement with a former executive officer.

About Omni

Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is traded on the NASDAQ Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com.